EXHIBIT D


                         OPINION AND CONSENT OF COUNSEL

Ladies and Gentlemen:

         I have made such examination of the law and have examined such company records and documents as in my judgment are necessary or appropriate to enable me to render the opinion that:

         1. American International Life Assurance Company of New York is a valid and existing stock life insurance company of the State of New York.

         2.       Variable  Account  B  is  a  separate  investment  account  of
                  American International Life Assurance Company of New York created and validly existing pursuant to the New York Insurance Laws and the Regulations thereunder.

         3. All of the prescribed corporate procedures for the issuance of the Policies have been followed, and, when such Policies are issued in accordance with the Prospectus contained in the Registration Statement, all state requirements relating to such Policies will have been complied with.

         4. Upon the acceptance of Premiums made by Owners pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with the applicable law, such Owner will have a legally issued, fully paid, non-assessable contractual interest in such Policy.

         This opinion, or a copy hereof, may be used as an exhibit to or in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-6 for the Policies to be issued by American International Life Assurance Company of New York and Variable Account B.



                               /s/ Kenneth D. Walma
                               Kenneth D. Walma
                               Assistant Secretary and Associate Counsel

Dated:  March 20, 1998


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